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                                   Exhibit 15

               Letter re: Unaudited Interim Financial Information

August 21, 2000

Sharper Image Corporation
650 Davis Street
San Francisco, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed interim financial statements of Sharper Image Corporation for the three month periods ended April 30, 2000 and 1999, as indicated in our independent accountants' review report dated May 17, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, is being used in this Registration Statement of Sharper Image Corporation on Form S-8 pertaining to the 2000 Stock Incentive Plan.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
San Francisco, California